Exhibit 99.1

PLEASE CONTACT:

Tere Miller
Vice President,
Corporate Communications
760-741-2111 ext. 177

REALTY INCOME ANNOUNCES FIRST QUARTER

OPERATING RESULTS

ESCONDIDO, CALIFORNIA, April 27, 2005...Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) today announced operating results for the first quarter ended March 31, 2005.

COMPANY HIGHLIGHTS

(For the quarter ended March 31, 2005)

•                  Revenue increased 12.5% to $46.7 million

•                  Funds from Operations (FFO) available to common stockholders increased 1.3% to $31.2 million

•                  FFO per diluted common share decreased 2.5% to $0.39 per share

•                  Net income available to common stockholders per diluted common share was $0.27 per share

•                  Same store rents increased 0.7 % to $39.76 million

•                  Invested $92.5 million in 34 additional properties

•                  Increased the monthly dividend amount for the 30th consecutive quarter to an annual rate of $1.3275 per share

•                  Issued $100 million of 30-year, 5-7/8 % senior unsecured bonds

Financial Results

Revenue Increases

Realty Income’s revenue for the first quarter ended March 31, 2005 increased 12.5% to $46.7 million as compared to $41.5 million for the same quarter in 2004.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended March 31, 2005 was $21.2 million as compared to $22.4 million for the same period in 2004. On a diluted per common share basis, net income for the quarter was $0.27 per share as compared to $0.29 per share for the same period in 2004.

The calculation to determine net income for a real estate company includes gains from the sale of investment properties and impairments. The amount of gains on property sales and impairments varies from quarter to quarter. This variance can significantly impact net income.

During the first quarter of 2005, income from continuing operations available to common stockholders was $0.24 per diluted share as compared to $0.22 per diluted share for the same period in 2004.

FFO Available to Common Stockholders

For the first quarter ended March 31, 2005, FFO increased 1.3% to $31.2 million as compared to $30.8 million for the same quarter in 2004. FFO per diluted common share decreased 2.5% to $0.39 per share, for the quarter ended March 31, 2005, as compared to $0.40 per share for the same period in 2004. Core FFO per share before Crest Net Lease contribution, for the quarter ended March 31, 2005, increased 5.6% to $0.38 per share from $0.36 per share for the same period in 2004.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REITs) operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP, measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT) definition as net income available to common stockholders plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains on sales of investment properties and extraordinary items. (See reconciliation of net income available to common stockholders to FFO on page six.)

Dividend Information

In March 2005, Realty Income announced the 30th consecutive quarterly increase in the amount of the monthly dividend on its common stock. This marked the 33rd increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The monthly dividend amount was increased to $0.110625 per share from $0.11 per share for an annualized amount of $1.3275 per share. Through March 31, 2005, the Company has paid 416 consecutive monthly dividends and continues its 36-year policy of declaring and paying dividends every month.

Real Estate Portfolio Update

As of March 31, 2005, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 1,560 properties located in 48 states, leased to 95 retail chains doing business in 30 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 11.9 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of March 31, 2005, portfolio occupancy was 97.9% with only 33 properties available for lease out of 1,560 properties in the portfolio.

Rent Increases

Same store rents on 1,288 properties under lease during the three months ended March 31, 2005 and 2004, increased 0.7% to $39.76 million from $39.49 million in 2004.

Property Acquisitions

During the first quarter, Realty Income and its wholly-owned subsidiary, Crest Net Lease, Inc., invested $92.5 million in 34 new properties and properties under development. Realty Income invested $83.3 million in 31 new properties and properties under development with an initial average contractual lease yield of 8.6%. The 31 new properties are located in 12 states and are 100% leased under net-lease agreements with an initial average lease length of 16.1 years. They are leased to three different retail chains in three industries: drug store, motor vehicle dealership, and restaurant.

Realty Income maintains an unsecured acquisition credit facility with borrowing capacity of $250 million, which is used to fund property acquisitions in the near term. The outstanding balance on the Company’s acquisition credit facility at the end of the first quarter was $3.1 million with $246.9 million available to fund new property acquisitions.

Property Dispositions

Realty Income continued to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sale proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the first quarter ended March 31, 2005, Realty Income sold four properties, plus the sale of a portion of land on one property, which resulted in a gain on sales of $822,000. The properties sold consisted of: one automotive tire service store, one child care location, one motor vehicle dealership, and one restaurant. The proceeds were, or will be, used to pay down the Company’s acquisition credit facility and invest in new properties.

Other Activities

Issued 30-Year Bonds

In March 2005, Realty Income issued $100 million of 30-year, 5-7/8% senior unsecured bonds due 2035. The price to the investor for the bonds was 98.296% of the principal amount for an effective yield of 5.998%. The securities are rated BBB by Fitch Ratings, Baa2 by Moody’s Investors Service and BBB by Standard & Poor’s Ratings Group. The net proceeds from the offering were used to repay borrowings under the Company’s $250 million unsecured acquisition credit facility and for other general corporate purposes.

Crest Net Lease

Crest Net Lease is a wholly-owned subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the first quarter ended March 31, 2005, Crest sold six properties for $7.7 million and reported a gain on sales of $1.2 million. Crest also invested $9.1 million in three new properties. As of March 31, 2005, Crest carried a property inventory of $12.7 million consisting of five properties held for sale.

Crest’s contribution to Realty Income’s FFO depends on the timing and number of property sales, if any, in a given quarter. As such, Crest’s contribution can fluctuate and add volatility to the Company’s reported FFO on a comparable quarterly and annualized basis. During the first quarter ended March 31, 2005, Crest generated $833,000, or $0.01 per diluted common share in FFO (and net income) for Realty Income, as compared to $3.3 million, or $0.04 per diluted common share, generated in the first quarter of 2004.

CEO Comments on First Quarter 2005 Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer stated, “We are pleased to report continued growth in revenue and dividends along with continued growth in the size and diversification of the Company’s real estate portfolio. During the first quarter, we invested $92.5 million in 34 new properties, a solid contribution to reaching our targeted acquisition goal of $250 million in 2005. As of the end of the quarter our portfolio of 1,560 freestanding, retail properties was diversified across 95 retail tenants, 30 retail industries and 48 states. Proceeds from our recent successful 30-year bond offering repaid borrowings under our acquisition credit facility, so capital to fund new property acquisitions is also readily available to us.

“On a quarterly comparative basis, our financial results were impacted by a much higher level of property sales in Crest during the first quarter of 2004 versus the first quarter of 2005. Crest recorded $31.0 million of property sales during the first quarter ended March 31, 2004, as compared to property sales of $7.7 million during the first quarter of 2005. This equated to a contribution of $0.04 to Realty Income’s FFO per share during the first quarter of 2004 as compared to a contribution of $0.01 per share during the first quarter of 2005. Core FFO per share before Crest Net Lease’s contribution, for the quarter ended March 31, 2005, increased 5.6% to $0.38 per share from $0.36 per share for the same period in 2004.

“We are fortunate that, as The Monthly Dividend Company®, we have continued to offer a dependable source of monthly income to our shareholders throughout market swings and economic uncertainties.  We continue to grow our FFO at a rate that has allowed us to provide regular dividend increases while maintaining solid dividend coverage and a conservative payout ratio. The annualized dividend amount has grown from $0.90 per share in 1994 to $1.3275 per share as of April 2005, an increase of 47.5%.  The April 2005 annualized dividend amount increased by 9.9% as compared to the April 2004 annualized dividend amount of $1.2075 per share.”

Earnings Commentary

Realty Income’s FFO per common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, charges for property impairments, and the operations of Crest Net Lease.

2005 Estimates

Management estimates that FFO per common share for 2005 should range from $1.59 to $1.62, which would equate to an increase of approximately 6% to 8% over 2004 FFO per share of $1.50. FFO for 2005 is based on an estimated diluted net income per share range of $1.10 to $1.13, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.55 and potential gain on sales of investment properties of $0.06 per share.

Management further estimates Crest Net Lease could contribute between $0.03 to $0.05 per share to Realty Income’s FFO (and net income) during 2005 as compared to $0.10 in 2004. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

The Company does not intend to provide quarterly estimates of FFO. Absent any changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimate for the year has not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of March 31, 2005, the Company had paid 416 consecutive monthly dividends throughout its 36-year operating history. The monthly income is supported by the cash flows from over 1,500 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three months ended March 31, 2005 and 2004

(dollars in thousands, except per share amounts)

	Three Months Ended 3/31/05	Three Months Ended 3/31/04
REVENUE
Rental	$46,706	$41,094
Other	37	362

	46,743	41,456
EXPENSES
Interest	9,058	8,476
Depreciation and amortization	10,817	9,562
General and administrative	4,056	3,160
Property	880	707
Income taxes	198	153

	25,009	22,058

Income from continuing operations	21,734	19,398
Income from discontinued operations:
Real estate acquired for resale by Crest	833	3,276
Real estate held for investment	936	2,177
	1,769	5,453

Net income	23,503	24,851
Preferred stock cash dividends	(2,351)	(2,428)

Net income available to common stockholders	$21,152	$22,423

Funds from operations available to common stockholders (FFO)	$31,162	$30,760

Per share information for common stockholders, basic and diluted

Income from continuing operations	$0.24	$0.22

Net income	$0.27	$0.29

FFO
FFO before Crest Net contribution	$0.38	$0.36
Crest Net Lease	0.01	0.04
Total FFO	0.39	0.40

Cash dividends paid	$0.330	$0.300

FUNDS FROM OPERATIONS

For the three months ended March 31, 2005 and 2004

 (dollars in thousands, except per share amounts)

	Three Months Ended 3/31/05	Three Months Ended 3/31/04

Net income available to common stockholders	$21,152	$22,423
Depreciation and amortization:
Continuing operations	10,817	9,562
Discontinued operations	47	254
Depreciation of furniture, fixtures & equipment	(32)	(29)
Gain on sales of investment properties	(822)	(1,450)

Funds from operations available to common stockholders	$31,162	$30,760

Dividends paid to common stockholders	$26,262	$22,802

FFO in excess of dividends	$4,900	$7,958

FFO per common share, basic and diluted	$0.39	$0.40
Weighted average number of common shares used for computation per share:
Basic	79,581,517	76,228,344
Diluted	79,659,364	76,321,278

CONTRIBUTIONS BY CREST NET LEASE TO FUNDS FROM OPERATIONS

For the three months ended March 31, 2005 and 2004

 (dollars in thousands, except per share amounts)

Crest Net acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we classify properties acquired by Crest Net as held for sale at the date of acquisition and do not depreciate them. The operations of Crest Net’s properties are classified as “income from discontinued operations, real estate acquired for resale.”

Gain on sales of real estate acquired for resale	$1,226	$4,109
Rental revenue	281	1,001
Other revenue	1	--
Interest expense	(147)	(235)
General and administrative expense	(139)	(124)
Property expenses	(25)	(8)
Income taxes	(364)	(1,467)
Funds from operations contributed by Crest	$833	$3,276

FFO per common share, basic and diluted	$0.01	$0.04

Total FFO	$31,162	$30,760
Less FFO contributed by Crest	(833)	(3,276)
FFO before Crest contribution	$30,329	$27,484

FFO before Crest contribution per common share, basic and diluted	$0.38	$0.36

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains on sales of investment property and extraordinary items.

HISTORICAL FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

For the three months ended March 31,	2005	2004	2003	2002	2001

Net income available to common stockholders	$21,152	$22,423	$15,606	$15,866	$16,045
Depreciation and amortization	10,832	9,787	8,063	7,471	7,182

Gain on sales of investment properties	(822)	(1,450)	(171)	(1,127)	(5,951)

Total FFO	$31,162	$30,760	$23,498	$22,210	$17,276

Total FFO per diluted share	$0.39	$0.40	$0.34	$0.34	$0.32

Total FFO	$31,162	$30,760	$23,498	$22,210	$17,276
Less FFO contributed by Crest	(833)	(3,276)	(85)	(363)	(1,163)
FFO before Crest contribution	$30,329	$27,484	$23,413	$21,847	$16,113

FFO components, per diluted share:
FFO before Crest’s contribution	$0.38	$0.36	$0.33	$0.33	$0.30
Crest FFO contribution	$0.01	$0.04	$0.00	$0.01	$0.02

Total FFO	$0.39	$0.40	$0.34	$0.34	$0.32

Cash dividends paid per share	$0.330	$0.300	$0.293	$0.285	$0.278
Diluted shares outstanding	79,659,364	76,321,278	70,011,970	66,183,494	53,311,352

CONSOLIDATED BALANCE SHEETS

As of March 31, 2005 and December 31, 2004

(dollars in thousands, except per share data)

	2005	2004
ASSETS
Real estate, at cost:
Land	$649,597	$624,558
Buildings and improvements	1,110,522	1,066,725
	1,760,119	1,691,283

Less accumulated depreciation and amortization	(309,489)	(301,728)

Net real estate held for investment	1,450,630	1,389,555
Real estate held for sale, net	18,525	17,155
Net real estate	1,469,155	1,406,710
Cash and cash equivalents	11,076	2,141
Accounts receivable	3,512	4,075
Goodwill	17,206	17,206
Other assets	22,273	12,183

Total assets	$1,523,222	$1,442,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$9,196	$9,115
Accounts payable and accrued expenses	14,698	9,579
Other liabilities	7,089	6,286
Line of credit payable	3,100	23,600
Notes payable	580,000	480,000

Total liabilities	614,083	528,580

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 5,100,000 shares issued and outstanding	123,804	123,787
Common stock and paid in capital, par value $1.00 per share, 100,000,000 shares authorized, 79,582,705 and 79,301,630 shares issued and outstanding in 2005 and 2004, respectively	1,039,551	1,038,973
Distributions in excess of net income	(254,216)	(249,025)

Total stockholders’ equity	909,139	913,735

Total liabilities and stockholders’ equity	$1,523,222	$1,442,315

The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)
	For the Quarter Ended	For the Years Ended
Industries (30)	Mar. 31, 2005	Dec. 31, 2004	Dec. 31, 2003	Dec 31, 2002	Dec 31, 2001	Dec 31, 2000	Dec 31, 1999	Dec 31, 1998

Apparel Stores	1.7%	1.8%	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%
Automotive Collision Services	1.3	1.0	0.3	--	--	--	--	--
Automotive Parts	3.6	3.8	4.5	4.9	5.7	6.0	6.3	6.1
Automotive Service	8.0	7.7	8.3	7.0	5.7	5.8	6.6	7.5
Automotive Tire Services	7.9	7.8	3.1	2.7	2.6	2.3	2.3	1.7
Book Stores	0.3	0.3	0.4	0.4	0.4	0.5	0.5	0.6
Business Services	0.1	0.1	0.1	0.1	0.1	0.1	0.1	*
Child Care	13.1	14.4	17.8	20.8	23.9	24.7	25.3	29.2
Consumer Electronics	1.6	2.1	3.0	3.3	4.0	4.9	4.4	5.4
Convenience Stores	19.0	19.2	13.3	9.1	8.4	8.4	7.2	6.1
Crafts and Novelties	0.5	0.5	0.6	0.4	0.4	0.4	0.4	*
Drug Stores	1.7	0.1	0.2	0.2	0.2	0.2	0.2	0.1
Entertainment	2.2	2.3	2.6	2.3	1.8	2.0	1.2	--
Equipment Rental Services	0.5	0.3	0.2	--	--	--	--	--
Financial Services	0.1	0.1	--	--	--	--	--	--
General Merchandise	0.4	0.4	0.5	0.5	0.6	0.6	0.6	*
Grocery Stores	0.7	0.8	0.4	0.5	0.6	0.6	0.5	*
Health and Fitness	3.8	4.0	3.8	3.8	3.6	2.4	0.6	0.1
Home Furnishings	3.8	4.1	4.9	5.4	6.0	5.8	6.5	7.8
Home Improvement	1.1	1.0	1.1	1.2	1.3	2.0	3.6	*
Motor Vehicle Dealerships	2.2	0.6	--	--	--	--	--	--
Office Supplies	1.5	1.6	1.9	2.1	2.2	2.3	2.6	3.0
Pet Supplies and Services	1.3	1.4	1.7	1.7	1.6	1.5	1.1	0.6
Private Education	1.1	1.1	1.2	1.3	1.5	1.4	1.2	0.9
Restaurants	9.2	9.7	11.8	13.5	12.2	12.3	13.3	16.2
Shoe Stores	0.1	0.3	0.9	0.8	0.7	0.8	1.1	0.8
Sporting Goods	3.6	3.4	3.8	4.1	0.9	--	--	--
Theaters	3.5	3.5	4.1	3.9	4.3	2.7	0.6	--
Travel Plazas	0.4	0.4	0.3	--	--	--	--	--
Video Rental	2.6	2.8	3.3	3.3	3.7	3.9	4.3	3.8
Other	3.1	3.4	3.8	4.4	5.2	6.0	5.7	6.0

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

* Less than 0.1%

(1)          Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary,
Crest Net.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,523 net leased, single-tenant retail properties as of March 31, 2005 (dollars in thousands):

	Lease Expiration Schedule (dollars in thousands)
	Total Portfolio			Initial Expirations			Subsequent Expirations
Year	Total Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended 3/31/05(2)	% of Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 3/31/05	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 3/31/05	% of Total Rental Revenue
2005	68	$1,245	2.7%	41	$811	1.8%	27	$434	0.9%
2006	97	2,187	4.8	45	1,069	2.3	52	1,118	2.5
2007	121	2,180	4.8	87	1,571	3.5	34	609	1.3
2008	98	2,075	4.6	60	1,433	3.2	38	642	1.4
2009	90	2,006	4.4	30	695	1.5	60	1,311	2.9
2010	45	1,052	2.3	33	845	1.9	12	207	0.4
2011	40	1,407	3.1	32	1,214	2.7	8	193	0.4
2012	44	1,358	3.0	43	1,339	3.0	1	19	*
2013	74	3,287	7.2	66	3,090	6.8	8	197	0.4
2014	49	2,058	4.5	37	1,787	3.9	12	271	0.6
2015	47	1,365	3.0	34	1,093	2.4	13	272	0.6
2016	14	388	0.9	12	305	0.7	2	83	0.2
2017	16	1,269	2.8	12	1,202	2.7	4	67	0.1
2018	23	909	2.0	23	909	2.0	--	--	--
2019	102	4,286	9.5	101	4,093	9.0	1	193	0.5
2020	53	1,887	4.2	52	1,876	4.2	1	11	*
2021	130	4,333	9.6	130	4,333	9.6	--	--	--
2022	96	2,481	5.5	95	2,463	5.5	1	18	*
2023	233	6,430	14.2	232	6,404	14.1	1	26	0.1
2024	62	1,983	4.4	62	1,983	4.4	--	--	--
2025	9	97	0.2	9	97	0.2	--	--	--
2026	2	93	0.2	2	93	0.2	--	--	--
2028	2	54	0.1	2	54	0.1	--	--	--
2033	3	357	0.8	3	357	0.8	--	--	--
2034	2	230	0.5	2	230	0.5	--	--	--
2037	2	325	0.7	2	325	0.7	--	--	--
2043	1	13	*	0	0	--	1	13	*

Totals	1,523	$45,355	100.0%	1,247	$39,671	87.7%	276	$5,684	12.3%

*Less than 0.1%

(1)  Excludes four multi-tenant properties, 33 vacant and unleased properties, one of which is a multi-tenant property, and properties owned by our subsidiary, Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)  Includes rental revenue of $206 from properties reclassified to discontinued operations and excludes revenue of $1,557 from four multi-tenant properties and from 33 vacant and unleased properties at March 31, 2005.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of March 31, 2005 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended Mar. 31, 2005(1)(2)	Percentage of Rental Revenue
Alabama	18	94%	156,600	$413	0.9%
Alaska	2	100	128,500	251	0.5
Arizona	70	99	333,700	1,884	4.0
Arkansas	8	88	48,800	139	0.3
California	61	100	1,057,100	3,954	8.4
Colorado	48	98	399,100	1,689	3.6
Connecticut	16	100	245,600	927	2.0
Delaware	16	100	29,100	338	0.7
Florida	127	98	1,286,400	5,020	10.7
Georgia	95	98	591,300	2,386	5.1
Idaho	14	100	91,900	295	0.6
Illinois	44	100	391,200	1,480	3.2
Indiana	26	92	147,700	520	1.1
Iowa	9	89	57,000	136	0.3
Kansas	21	81	196,500	496	1.1
Kentucky	12	100	41,200	268	0.6
Louisiana	14	100	65,200	294	0.6
Maryland	24	100	207,600	1,108	2.4
Massachusetts	37	100	203,100	996	2.1
Michigan	13	100	81,600	298	0.6
Minnesota	18	100	211,600	545	1.2
Mississippi	19	79	145,300	306	0.7
Missouri	32	97	222,900	762	1.6
Montana	2	100	30,000	76	0.2
Nebraska	13	100	104,500	316	0.7
Nevada	15	100	191,000	656	1.4
New Hampshire	10	100	89,600	369	0.8
New Jersey	25	100	132,100	1,065	2.3
New Mexico	7	100	53,300	102	0.2
New York	27	100	327,900	1,664	3.5
North Carolina	50	98	290,100	1,402	3.0
North Dakota	1	100	22,000	18	*
Ohio	104	100	649,600	2,487	5.3
Oklahoma	17	100	94,300	358	0.8
Oregon	17	100	253,300	541	1.2
Pennsylvania	82	100	483,300	2,181	4.6
Rhode Island	1	100	3,500	29	0.1
South Carolina	55	100	215,600	1,217	2.6
South Dakota	1	100	6,500	24	0.1
Tennessee	98	99	461,900	2,307	4.9
Texas	171	95	1,547,500	4,223	9.0
Utah	6	100	35,100	99	0.2
Vermont	1	100	2,500	22	*
Virginia	55	100	412,600	2,066	4.4
Washington	37	100	243,900	702	1.5
West Virginia	2	50	16,800	22	*
Wisconsin	16	88	153,700	395	0.8
Wyoming	3	100	14,900	66	0.1
Totals/Average	1,560	98%	12,174,500	$46,912	100.0%

* Less than 0.1%

(1)   Excludes properties owned by our subsidiary, Crest Net.

(2)   Includes rental revenue for all properties owned by Realty Income at March 31, 2005 (including revenue from properties reclassified to discontinued operations of $206).